PROMISSORY NOTE

$200,000 **September 28 2017**

FOR VALUE RECEIVED, LEAFBUYER TECHNOLOGIES, INC., a Nevada corporation having an address at 6888 S. Clinton Street, Suite 300, Greenwood Village, CO 80108 ("Borrower") hereby promises to pay to the order of **MFA Holdings Corp.** with an address at: 6413 E Maclaurin Dr, TAMPA, FL 33647 (the "Lender"), the principal sum of Two Hundred Thousand Dollars ($200,000) pursuant to the terms and conditions set forth herein.

PAYMENT OF PRINCIPAL AND INTEREST. The principal amount of this Promissory Note (the "Note") shall be Two Hundred Thousand Dollars ($200,000). This Note shall bear interest, at a rate of zero percent per annum (calculated on the basis of a 360-day year of twelve 30-day months). The principal amount of this Note and any accrued but unpaid interest shall be due and payable on September 28 2018 (the "Maturity Date").

PREPAYMENT. Borrower shall have the right at any time and from time to time to prepay this Note in whole or in part without premium or penalty.

NO WAIVER BY LENDER; REMEDIES. Lender shall not be deemed to have waived any rights under this Note unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Note shall not prejudice or constitute a waiver of Lender's right otherwise to demand strict compliance with that provision or any other provision of this Note. No prior waiver by Lender nor any course of dealing between Lender and Borrower shall constitute a waiver of any of Lender's rights or of any of Borrower's obligations as to any future transactions. Whenever the consent of Lender is required under this Note, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender. The rights and remedies of Lender shall be cumulative and may be pursued singly, successively, or together, in the sole discretion of Lender.

EVENTS OF ACCELERATION. The occurrence of any of the following shall constitute an "Event of Acceleration" by Borrower under this Note:

(a) Borrower's failure to pay any part of the principal or interest as and when due under this Note; or

(b) Borrower's becoming insolvent or not paying its debts as they become due.

ACCELERATION. Upon the occurrence of an Event of Acceleration under this Note, and in addition to any other rights and remedies that Lender may have, Lender shall have the right, at its sole and exclusive option, to declare this Note immediately due and payable.

WAIVERS BY BORROWER. All parties to this Note including Borrower and any sureties, endorsers, and guarantors hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note

by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

EXPENSES. In the event any payment under this Note is not paid when due, Borrower agrees to pay, in addition to the principal and interest hereunder, reasonable attorneys' fees not exceeding a sum equal to 15% of the then outstanding balance owing on the Note, plus all other reasonable expenses incurred by Lender in exercising any of its rights and remedies upon default.

USURY. Borrower and Lender intend to comply with all applicable usury laws. In fulfilling this intention, all agreements between Borrower and Lender are expressly limited so that the amount of interest paid or agreed to be paid to Lender for the use, forbearance, or detention of money under this Note shall not exceed the maximum amount permissible under applicable law. If for any reason payment of any amount required under this Note shall be prohibited by law, the obligation shall be reduced to the maximum allowed by law. If for any reason Lender receives as interest an amount that would exceed the highest lawful rate, the amount that would be excessive interest shall be applied to the reduction of the principal hereunder and not to the payment of interest. If any conflict arises between this provision and any provision of any other agreement between Borrower and Lender, this provision shall control.

GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SUCCESSORS. All of the foregoing is the promise of Borrower and shall bind Borrower and Borrower's successors, heirs and assigns; provided, however, that Borrower may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the holder of this Note.

IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first above written.

Borrower:

LEAFBUYER TECHNOLOGIES, INC.

By: ____________________, CEO
KURT ROSSNER, CEO